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                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)



                                                                                  Three Months Ended        Six Months Ended
                                                                                       June 30,                 June 30,
                                                                                   2002        2001         2002        2001
                                                                                ---------   ---------    ---------   ---------

Earnings (loss) before taxes on earnings (loss) and extraordinary gain            $ 156      $  (26)       $ 286       $ 138

Fixed charges
     Interest expense:
        Brokerage client cash balances                                               46         195           98         460
        Deposits from banking clients                                                24          34           46          74
        Long-term debt                                                               14          14           27          29
        Short-term borrowings                                                         7           5           13          10
        Stock-lending activities                                                      1           5            2          14
        Other                                                                                     4                        2
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          Total                                                                      92         257          186         589
     Interest portion of rental expense                                              22          23           44          46
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        Total fixed charges (A)                                                     114         280          230         635
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Earnings before taxes on earnings and extraordinary
        gain and fixed charges (B)                                                $ 270       $ 254        $ 516       $ 773
====================================================================================================================================

Ratio of earnings to fixed charges (B) / (A) (1)                                    2.4          .9 (2)      2.2         1.2
====================================================================================================================================

Ratio of earnings to fixed charges excluding
        brokerage client interest expense (3)                                       3.3          .7          3.2         1.8
====================================================================================================================================



(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings  (loss) before taxes on earnings  (loss) and  extraordinary  gain and fixed  charges.  "Fixed  charges"  consist of interest  expense as listed  above,  including  one-third of rental  expense,  which is estimated to be  representative  of the interest factor.

(2)  The amount of the  deficiency  in the ratio of earnings to fixed  charges was $26 million for the three  months  ended June 30,
     2001.

(3)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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